FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. (SSTI) ACQUIRES SECOND FACILITY IN
HAMPTON, VIRGINIA FOR APPROXIMATELY $6.7 MILLION

SSTI's Virginia portfolio totals six facilities and approximately 3,800 units

     HAMPTON, Va. - March 10, 2014 -- Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT investing in self storage - recently purchased a 500-unit, four building self-storage facility located at 1343 Big Bethel Road in Hampton, Va., for approximately $6.7 million. The 71,500 NRSF facility will be re-branded under the SmartStop® Self Storage trade name.

     "We acquired this facility for its newer construction and due to the growing military market in Hampton," said H. Michael Schwartz, chairman and CEO of SSTI. "This acquisition is a perfect complement to our other multi-story self-storage building located five miles away in Hampton."

     Built in 2007 and 90 percent occupied at acquisition, the Hampton facility offers all ground-level units with approximately 50 percent climate controlled and the other half drive-up non-climate controlled units.

     SSTI's current Virginia portfolio totals approximately 415,000 NRSF with a total of approximately 3,800 units. This portfolio includes:

    LaSalle Avenue in Hampton (640 units, 70,100 NRSF )
    Lee Road in Chantilly (860 units, 83,400 NRSF)
    Williamsburg Road in Sandston (675 units, 78,000 NRSF)
    Plank Road in Fredericksburg (610 units, 59,600 NRSF)
    Colonial Court in Manassas (495 units, 52,800 NRSF)

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company's portfolio of wholly-owned properties has expanded to include 123 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 78,000 self-storage units and 10.25 million rentable square feet of storage space. For more information about SSTI, please call 949-469-6600 or visit www.strategicstoragetrust.com

To view our self storage locations or to find self-storage solutions at a nearby storage facility, visit https://SmartStopSelfStorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

Media Contacts:

Vanessa Showalter
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Anton Communications
949-748-0542
vshowalter@antonpr.com
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Genevieve Anton
Principal
Anton Communications
714-544-6503
ganton@antonpr.com
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